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                                                                      EXHIBIT 11

                       JOHNSON & JOHNSON AND SUBSIDIARIES

                      CALCULATION OF EARNINGS PER SHARE(A)
           (DOLLARS AND SHARES IN MILLIONS EXCEPT PER SHARE FIGURES)

                                                                 FISCAL YEAR ENDED
                                       ----------------------------------------------------------------------
                                       DECEMBER 31,   JANUARY 1,    JANUARY 2,     JANUARY 3,    DECEMBER 29,
                                           1995          1995          1994           1993           1991
                                       ------------   ----------   ------------   ------------   ------------
1. Net Earnings......................     $2,403         2,006         1,787          1,030          1,461
                                       ------------   ----------      ------         ------         ------
2. Average number of shares
   outstanding during the year.......      645.9         643.1         651.7          659.5          666.1
                                       ------------   ----------      ------         ------         ------
3. Earnings per share based upon
   average outstanding shares (1 /
   2)................................     $ 3.72          3.12          2.74           1.56           2.19
                                       ==========     ========     ==========     ==========     ==========
4. Fully diluted earnings per share:
     a. Average number of shares
        outstanding during the
        year.........................      645.9         643.1         651.7          659.5          666.1
     b. Shares issuable under stock
        compensation agreements at
        year-end.....................         --            .1            .3             .7             .8
     c. Shares reserved under the
        stock option plans for which
        the market price at fiscal
        year-end exceeds the option
        price........................       31.4          35.9          29.0           26.9           29.0
     d. Aggregate proceeds to the
        Company from the exercise of
        options in 4c................      1,551         1,499           998            894            902
     e. Market price of the Company's
        common stock at fiscal
        year-end.....................      85.50         54.75         44.88          50.50          57.25
     f. Shares which could be
        repurchased under the
        treasury stock method
       (4d / 4e).....................       18.1          27.4          22.2           17.7           15.8
     g. Addition to average
        outstanding shares(4b + 4c -
        4f)..........................       13.3           8.6           7.1            9.9           14.0
     h. Shares for fully diluted
        earnings per share
        calculation(4a + 4g).........      659.2         651.7         658.8          669.4          680.1
                                       ==========     ========     ==========     ==========     ==========
     i. Fully diluted earnings per
     share
       (1 / 4h)......................     $ 3.65          3.08          2.71           1.54           2.15
                                       ==========     ========     ==========     ==========     ==========

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(A) All share and per share amounts have been adjusted for the two-for-one stock split in 1992.

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